Exhibit 10.1

WINN-DIXIE STORES, INC.

EXECUTIVE SEVERANCE PLAN

Effective January 31, 2008

PLAN DOCUMENT

AND

SUMMARY PLAN DESCRIPTION

WINN-DIXIE STORES, INC. EXECUTIVE SEVERANCE PLAN

Winn-Dixie Stores, Inc. (the “Company”) hereby adopts the Winn-Dixie Stores, Inc. Executive Severance Plan (the “Plan”). Any benefit provided under the Plan to a Covered Employee of the Company shall be in lieu of (and not in addition to) any other severance benefit that may have otherwise been provided to the employee by the Company or any of its affiliates pursuant to any other plan, program or agreement.

Section 1: Introduction

1.1 Purpose. The purpose of the Plan is to provide severance pay to eligible executive employees of the Company and its affiliates in the circumstances and on the conditions hereinafter specified. The Company intends that the Plan constitute an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to provide severance benefits to eligible executive employees and that the Plan comply with the applicable requirements of ERISA.

Neither the receipt nor the amount of any severance payment is contingent, directly or indirectly, on an employee’s retirement. Severance payments are not automatic and are not compensation for past services, but instead are intended only as prospective payments that will be provided consistent with the terms of the Plan.

1.2 Definitions.

a. Basic Severance. For purposes of the Plan, “Basic Severance” is payable when the Company terminates the employment of a Covered Employee without Cause outside a Change in Control Period.

b. Bonus. For purposes of the Plan, the term “Bonus” means any bonus payable pursuant to Section 3.4 of this Plan under the Company’s Annual Incentive Plan for the fiscal year in which a Participant’s Severance Date occurs, except when a Participant is terminated before receiving his or her payout under the previous fiscal year’s Annual Incentive Plan, in which cases “Bonus” means the bonus payable pursuant to Section 3.4 of this Plan under the Annual Incentive Plan for the previous fiscal year as well as the Company’s Annual Incentive Plan for the fiscal year in which a Participant’s Severance Date occurs. All current-year Bonuses will be paid at the Target level and all previous-year Bonuses will be paid at the level actually achieved as determined in the ordinary course by the Company.

c. Cause. For purposes of the Plan, the term “Cause” means that a Covered Employee has (a) continually failed to substantially perform, or been grossly negligent in the discharge of, his or her duties to the Company (in any case, other than by reason of a disability, physical or mental illness); (b) committed or engaged in an act of theft, embezzlement or fraud, (c) been convicted of or plead guilty or nolo contendere to a felony or a misdemeanor with respect to which fraud or dishonesty is a material element, (d) materially violated any material policy of the Company, or (e) intentionally engaged in any other action or inaction that the Plan Administrator determines was not taken in good faith for the best interests of the Company.

d. Change in Control. For purposes of the Plan, the term “Change in Control” means any one (1) of the following events has occurred following the effective date of this Plan:

1. any Person becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 51% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below and excluding any Person who becomes such a Beneficial Owner solely by reason of the repurchase of shares by the Company;

2. the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of this Plan, constitute the board of directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the board of directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least 51% of the directors then still in office who either were directors on the effective date or whose appointment, election or nomination for election was previously so approved or recommended;

3. there is consummated a merger or consolidation of the Company or any subsidiary with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 51% or more of the combined voting power of the Company’s then outstanding securities; or

4. the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, (A) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (B) a “Change in Control” shall not occur for purposes of the Plan as result of any primary or secondary offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission and (C) for purposes of payments subject to Section 409A of the Code, a “Change in Control” shall have occurred only if such Change in Control is also a “a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets,” within the meaning of Code Section 409A-3(i)5.

e. Change in Control Period. For purposes of the Plan, the term “Change in Control Period” means the period beginning one (1) year preceding either the announcement or the occurrence of a Change in Control, whichever occurs first, through and including the twenty-four (24) month period following a Change in Control.

f. Change in Control Severance. For purposes of the Plan, “Change in Control Severance” is payable when either:

1. the Company terminates a Covered Employee without Cause within a Change in Control Period;

2. a Covered Employee who is a Vice President or Regional Vice President resigns or otherwise terminates his or her employment in response to placement in a Lesser Position within a Change in Control Period; or

3. a Covered Employee who is an Executive Team Member resigns or otherwise terminates his or her employment for Good Reason within a Change in Control Period.

g. Covered Employee. For purposes of the Plan, the term “Covered Employee” means those employees of the Company whose titles are listed in Attachment A.

h. Equivalent Position. For purposes of the Plan, the term “Equivalent Position” means a position that is at least equal in pay to the position most recently held by the Participant with the Company along with any other equivalency factors as determined by the Plan Administrator in his or her discretion.

i. Executive Team Member. For purposes of the Plan, the term “Executive Team Member” means each Senior Vice President and Group Vice President of the Company designated by the Chief Executive Officer as a member of the Executive Team.

j. Good Reason. For purposes of the Plan, the term “Good Reason” shall mean the occurrence, within a Change in Control Period and for Executive Team Members only, of the following:

1. A material diminution in base compensation;

2. A material diminution in authority, duties, or responsibilities; or

3. A material change in the geographic location at which services are to be performed for the Company.

k. Lesser Position. For purposes of the Plan, the term “Lesser Position” means assignment to a position that results in a material diminution in base compensation within the Change in Control Period for a Covered Employee who is a Vice President or Regional Vice President.

l. Participant. For purposes of the Plan, the term “Participant” means an Eligible Employee as defined in Section 2.1 below who elects to receive benefits hereunder by executing a Release.

m. Person. For purposes of the Plan, the term “Person” has the meaning set forth in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any subsidiary, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

n. Release. For purposes of the Plan, the term “Release” means a General Release and Separation Agreement that has become effective between the Company and the Participant and that meets the following additional criteria:

1. it shall be reasonably satisfactory in form and substance to the Company,

2. it shall specify the manner and time within which the Participant from whom it is requested may execute it and return it to the Company, and

3. it shall contain the following restrictive covenants as outlined below:

A. in the case of Basic Severance for Executive Team Members: non-compete, non-solicitation, non-disclosure and non-disparagement provisions as outlined in Section 6, herein.

B. in the case of Basic Severance for non-Executive Team Members: non-solicitation, non-disclosure and non-disparagement provisions as outlined in Section 6, herein.

C. in the case of Change in Control Severance: non-solicitation, non-disclosure and non-disparagement provisions as outlined in Section 6, herein.

o. Severance Date. For purposes of the Plan, “Severance Date” means the date on which an employee’s employment with the Company is terminated.

p. Specified Employees. For purposes of the Plan, “Specified Employees” means specified employees as defined under Internal Revenue Code Section 409A and the regulations thereunder.

q. Subsidiary. For purposes of the Plan, “Subsidiary” means a subsidiary corporation, whether now or hereafter existing, as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended from time to time.

r. Target Bonus. For purposes of the Plan, the term “Target Bonus” means a Target-level payment under either the Annual Incentive Plan in place on a Severance Date or, if changes were made to the Annual Incentive Plan that diminish the Target-level payment to which a Participant would have been entitled, the Target-level payment that existed prior to the aforementioned change, whichever is greater.

s. Week’s Gross Pay. For purposes of the Plan, the term “Week’s Gross Pay” means a Participant’s annual base salary amount (excluding bonuses) in effect for the week immediately prior to his or her Severance Date or, if greater, the most recent annual base salary amount approved by the Company and communicated to the Participant divided by fifty-two (52).

t. Workweek. For purposes of the Plan, the term “Workweek” means the workweek as defined by the Company’s normal payroll practice.

1.3 Effective Date and Plan Year. The effective date of the Plan is January 31, 2008. The plan year is the 12-month period beginning each January 1 and ending the next following December 31.

1.4 Plan Administration. The Company is the Plan Administrator. The Plan Administrator may delegate to others its authority under the Plan, and any such delegation shall carry with it the Plan Administrator’s authority. The Company has delegated the responsibility for Plan Administration to the Company’s Senior Vice President of Human Resources. The Plan Administrator shall have discretionary authority to construe, interpret, apply and administer the terms of the Plan; and to determine eligibility for, and amount of, benefits under the Plan. The Plan Administrator also shall have the discretion to determine all questions of law and fact as may be necessary in connection with the construction, interpretation, application or administration of the Plan. The Plan Administrator’s determination of any matters concerning the Plan shall be final and binding. The Plan Administrator’s exercise of discretionary authority to construe, interpret, apply and administer the terms of the Plan; to determine eligibility for, and amount of, benefits under the Plan; and to determine all questions of law and fact as may be necessary in connection with the construction, interpretation, application or administration of the Plan must be reasonable and not arbitrary or capricious.

Section 2: Eligibility

2.1 Eligible Employees. Except as otherwise stated in this Section 2, the following Covered Employees of the Company are eligible to receive benefits under the Plan, as specified in Section 3 below, subject to execution of a Release:

a. Covered Employees whose employment is terminated without Cause;

b. Covered Employees who are Vice Presidents or Regional Vice Presidents who resign or otherwise terminate their employment in response to placement in a Lesser Position within a Change in Control Period; or

c. Covered Employees who are Executive Team Members who resign or otherwise terminate their employment for Good Reason within a Change in Control Period.

No other persons are eligible to receive benefits under the Plan.

2.2 Ineligible Employees. Even if otherwise eligible, the following Covered Employees are not eligible to receive benefits under the Plan:

a. Covered Employees who quit, resign or otherwise terminate their employment voluntarily unless the Covered Employee:

1. is an Executive Team Member who does so for Good Reason within a Change in Control Period; or

2. is a Vice President or Regional Vice President who does so in response to placement in a Lesser Position within a Change in Control Period.

b. Covered Employees who are terminated due to failure to return to work immediately following the conclusion of an approved leave of absence;

c. Covered Employees who are terminated due to death, disability or retirement;

d. Covered Employees whom the Company terminates for Cause;

e. Covered Employees who, after being notified of their termination, do not remain in the Company’s employ through their Company-determined last day of employment;

f. Covered Employees for whom the Company has made any other written severance or separation pay arrangement the terms of which explicitly waive the payment of benefits pursuant to this Plan’s benefits (subject to the requirements of Internal Revenue Code Section 409A);

g. Covered Employees who are classified as temporary or leased employees;

h. Covered Employees who are classified as independent contractors, even if it is later determined that the classification was incorrect, and they should have been classified as Covered Employees;

i. employees other than those listed by title in Attachment A; and

j. Covered Employees who fail to execute and fully comply with all of the terms of the Release.

Section 3: Plan Benefits

3.1 Severance Benefits. Subject to execution of a Release and except as otherwise stated in this Section 3, a Participant shall receive:

a. In connection with the payment of Basic Severance benefits, or Change in Control Severance benefits paid in connection with a Change in Control occurring on or after January 1, 2010:

1. the minimum number of Week’s Gross Pay specified on Attachment A;

2. the minimum amount of Target Bonus specified on Attachment A, where applicable; and

3. for each full Workweek beyond the minimum number of weeks identified in Attachment A that a Participant remains unemployed, an additional Week’s Gross Pay and one/fifty-second (1/52) of an annual Target Bonus payment, where applicable, in each case up to the maximum period described in Attachment A.

b. In connection with the payment of Change in Control Severance benefits paid in connection with a Change in Control occurring on or prior to December 31, 2009:

1. the maximum number of Week’s Gross Pay specified on Attachment A; and

2. the maximum amount of Target Bonus specified on Attachment A, where applicable.

c. In the event that a Participant becomes employed in a position where his or her week’s gross pay with a new employer is less than the Week’s Gross Pay earned with the Company as of the Severance Date, then all subsequent payments made pursuant to Section 3.1(a) (3) above shall be in an amount equal to the difference between the Week’s Gross Pay he or she would have received and the current week’s gross pay with the new employer.

d. In the event that the total amount of Change in Control Severance benefit to be paid to any Participant pursuant to Section 3.1(a) or 3.1(b) above would result in the Company making a Gross-up Payment (as defined in Section 3.8 of the Plan) to the Participant, and a reduction of $50,000 or less in the total amount of such Change in Control Severance benefit would eliminate the need for such Gross-up Payment, then the amount of such Change-in-Control Severance benefit shall be reduced by the amount of the excess.

3.2 Payment of Severance Benefits.

Except as otherwise stated in this Section 3 and subject to Section 3.9:

a. Through December 31, 2009, Change in Control Severance benefits will be paid in a lump sum on the Company’s first normal monthly payroll date that occurs at least ten (10) days after the effective date of the Release between the Participant and the Company.

b. The minimum amount of Basic Severance and, effective on and after January 1, 2010, the minimum amount of Change in Control Severance benefits will be paid in a lump sum on the Company’s first normal monthly payroll date that occurs at least ten (10) days after the effective date of the Release between each Participant and the Company. All payments of Basic Severance and, on and after January 1, 2010, Change in Control Severance, in excess of the minimum amounts will be paid in monthly installments in accordance with the Company’s normal payroll dates. In order to receive each such additional monthly installment, each Participant must certify to the Company in a manner reasonably established by the Company that the Participant is (1) not employed, or (2) employed at a rate that is less than the Week’s Gross Pay that the Participant earned as of the Severance Date (in which case the certification should state the week’s gross pay earned with his or her new employer).

c. In the event a Participant dies while in pay status but prior to receipt of all payments due hereunder, all remaining payments up to the maximum benefit amount will be made in a lump sum payment to the Participant’s surviving spouse, if any, and if no spouse survives the Participant, to the Participant’s estate on the first normal payroll date that occurs after the Participant’s death.

d. To the extent a Change in Control occurs or is announced, the benefits either paid or in the process of being paid to a Participant shall remain unchanged.

3.3 Cessation of Benefits.

a. Notwithstanding the foregoing, following payment of the minimum benefit stated above, both Basic Severance and, effective on and after January 1, 2010, Change in Control Severance benefits, shall for any Participant cease immediately and any unpaid benefits shall be forfeited upon:

1. such Participant’s employment in an Equivalent Position;

2. such Participant’s termination from a position with a new employer where his or her week’s gross pay is less than his or her Week’s Gross Pay on the Severance Date;

3. the exhaustion of benefits due to such Participant under the Plan;

4. such Participant’s violation or failure to fully comply with any of the terms of the Release;

5. such Participant’s violation of any of the applicable restrictive covenants from Section 6, herein; or

6. such Participant’s failure to return the Release within the specified time period.

b. Effective through December 31, 2009, Participants who received lump sum Change in Control Severance benefits will be required to repay forty percent (40%) of the benefit paid to them as liquidated damages should they violate or fail to fully comply with any of the terms of the Release or of the applicable restrictive covenants from Section 6, herein.

3.4 Current-year Bonus. Subject to execution of a Release, in the event of a termination of employment in connection with a Change in Control for which the Participant would be eligible for Change in Control Severance benefits hereunder, a Participant shall receive a pro rata share of their Bonus. The aforementioned Bonus payment will be paid on the Company’s first normal monthly payroll date that occurs at least ten (10) days after the effective date of the Release between the Participant and the Company.

3.5 Long-term Incentives. Payment and vesting of any long-term incentives to which a Participant may be entitled shall be dictated by the terms of the plan and any related agreements pursuant to which such incentives were granted and shall not be affected by the terms of this Plan.

3.6 Health and Dental Benefits. Subject to execution of a Release and as outlined in Attachment A, a Participant who is eligible for and elects COBRA shall have his or her monthly COBRA premiums for the cost of continuing the health and dental benefits he or she was enrolled in on the Severance Date or as subsequently modified under the health and dental plan change in election rules (including any coverage for spouse and dependents) paid by the Company for either the maximum period described on Attachment A or through the date on which Participant accepts other employment or otherwise becomes ineligible to receive COBRA coverage, whichever occurs first. In order to receive the aforementioned monthly COBRA premiums, the Participant must certify to the Company in a manner reasonably established by the Company that the Participant is not employed or otherwise ineligible to receive COBRA coverage. For Executive Team Members whose severance period exceeds eighteen (18) months, the Company will pay an amount equal to the aforementioned monthly COBRA premium, grossed up for tax purposes, to the Executive Team Member directly for up to an additional six (6) months (for a total of up to twenty-four (24) months) as long as the conditions described above remain satisfied. In accordance with Internal Revenue Code Section 409A, Executive Team Members will receive the aforementioned cash monthly COBRA premium payment within thirty (30) days of the end of each of the six (6) months beyond the eighteenth (18) month period provided that the Executive Team Member certifies to the Company during the month at issue that they are not employed or otherwise ineligible to receive COBRA coverage. Failure to so certify during the month at issue will cause the Executive Team Member to forfeit their entitlement to that month’s cash monthly COBRA premium payment.

3.7 Deductions. The Company will make all legally required deductions from benefits paid under the Plan to Participants. The Company shall also be entitled to make deductions from any benefits to be paid to Participants under this Plan where a Participant has been advanced salary, vacation, or any other payment or benefit, or for any other amounts owed by the Participant to the Company, which have not been repaid to the Company on the Severance Date.

3.8 Gross-Up Provision for Executive Team Members Only.

a. In the event that a Participant who is an Executive Team Member is entitled to benefits hereunder from the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any person affiliated with the Company or such person as a result of such change in ownership or effective control (collectively the “Company Payments”), and if such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Code Section 4999, the Company shall pay to or for the benefit of the Participant at the time specified in subsection (c) below an additional amount (the “Gross-up Payment”) such that the net amount retained by the Executive Team Member, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state and local income or payroll tax upon the Gross-up Payment, but before deduction for any U.S. federal, state and local income or payroll tax on the Company Payments, shall be equal to the Company Payments. For purposes of calculating the Gross-up Payment, the Executive Team Member shall be deemed to pay income taxes at the highest applicable marginal rate of federal, state or local income taxation for the calendar year in which the Gross-up Payment is to be made.

b. Subject to any determinations made by the Internal Revenue Service (the “IRS”), all determinations as to whether a Gross-up Payment is required and the amount of the Gross-up Payment and the assumptions to be used in arriving at the determination shall be made by the Company’s independent certified public accountants, appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)), and/or tax counsel selected by such accountants (the “Accountants”) in accordance with the principles of Code Section 280G. All fees and expenses of the Accountants will be borne by the Company. Subject to any determinations made by the IRS, determinations of the Accountants with respect to (i) the initial amount of any Gross-up Payment and (ii) any subsequent adjustment of such payment shall be binding on the Company and the Employee.

c. Subject to Section 3.9, the Gross-up Payment calculated pursuant to (b) shall be paid no later than the 30th day following an event occurring which subjects the Executive Team Member to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be reasonably determined on or before such day, the Company shall pay to the Employee the amount of the Gross-up Payment no later than 10 days following the determination of the Gross-up Payments by the Accountants. Notwithstanding the foregoing, the Gross-up Payment shall be paid to or for the benefit of the Executive Team Member no later than 15 business days prior to the date by which the Executive Team Member is required to pay the Excise Tax or any portion of the Gross-up Payment to any Federal, state or local taxing authority, without regard to any extensions.

d. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive Team Member shall repay to the Company, as soon as reasonably possible after the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive Team Member if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Code Section 1274(b)(2)(B). Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and any related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive Team Member, and interest payable to the Company shall not exceed the interest received or credited to the Executive Team Member by such tax authority for the period it held such portion. The Executive Team Member and the Company shall cooperate in good faith in determining the course of action to be pursued (and the method of allocating the expense thereof) if the Executive Team Member’s claim for refund or credit is denied.

e. In the event the Excise Tax is later determined by the Accountants or the IRS to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make additional Gross-up Payment to or for the benefit of the Executive Team Member in respect of such excess (plus any interest or penalties with respect to such excess) at the time that the amount of such excess is finally determined.

f. In the event of any controversy with the IRS (or other taxing authority) with regard to the Excise Tax, the Executive Team Member shall permit the Company to control issues related to the Excise Tax (at the Company’s expense), provided that such issues do not potentially materially adversely affect the Executive Team Member. In the event issues are interrelated, the Executive Team Member and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive Team Member and the Company shall permit representatives of the other to accompany them cooperate with the other.

g. The Company and the Executive Team Member shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax.

3.9 Delay of Distribution for Specified Employees. Distributions under this Plan to Participants who are Specified Employees shall be delayed until the first monthly Company payroll date that is six (6) months following the Participant’s separation from service, for lump sum payments, and until the first Company payroll date that is six (6) months following the Participant’s separation from service for payments paid at normal payroll intervals. Such delayed payments will bear interest at the prime rate, as published from time to time by Wachovia Bank, plus two percent (2%). The first monthly payment of amounts to be paid at normal payroll intervals for a Specified Employee whose payments are delayed for six (6) months shall include payment of the delayed payments and interest. In the event of the death of a Specified Employee prior to the date delayed payments are made, all delayed payments shall be paid to the Participant’s surviving spouse, if any, and otherwise to the Participant’s estate. Notwithstanding the foregoing, to the extent allowed by Internal Revenue Code Section 409A, amounts due to a Participant who is a Specified Employee will be paid as otherwise provided herein without the six (6) month delay if, pursuant to the requirements of Section 409A and the regulations thereunder, such amounts otherwise satisfy an exemption from the requirements of Section 409A as determined by the Plan Administrator.

Section 4: Funding of Plan Benefits

4.1 Funding for Basic Severance Benefits

All Basic Severance benefits payable under the Plan shall be paid directly by the Company out of its general assets. The Company shall not be required to segregate on its books or otherwise any amount to be used for the payment of Basic Severance benefits under the Plan.

4.2 Funding for Change in Control Severance Benefits

In the event Change in Control Severance benefits are to be paid to a Participant, the Company shall establish a rabbi trust which shall be used to pay the benefits arising under the Plan and all costs, charges and expenses relating thereto; except that, to the extent that the funds held in the trust are insufficient to pay such benefits, costs, charges and expenses, the Company shall directly pay such benefits, costs, charges and expenses. Within fifteen (15) days following the date a Participant becomes entitled to Change in Control Severance benefits, the Company shall make a contribution to the rabbi trust in an amount that is sufficient to pay the maximum benefits to which the Plan participant or his or her beneficiaries would be entitled to receive pursuant to the terms of the Plan. Such contribution shall be irrevocable until the Participant’s benefits are paid in full or (30) days after a Participant’s benefits cease as outlined in Section 3.3., whichever occurs first.

Section 5: Miscellaneous

5.1 Employment Rights. The Plan does not constitute a contract of employment, and participation in the Plan will not give any person the right to be rehired or retained in the employ of the Company. Nor will participation in the Plan give any person any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

5.2 Construction. This Plan shall be construed in accordance with and governed by the laws of the State of Florida to the extent such laws are not otherwise superseded by the laws of the United States.

5.3 Interests Not Transferable. The interests of persons entitled to benefits under the Plan may not be sold, transferred, alienated, assigned or encumbered, except as required by law; provided, however, that upon the death of a Participant entitled to benefits under the Plan, his or her interest may be transferred in accordance with applicable law governing wills and intestate descent and distribution.

5.4 Headings. The headings of sections and subsections herein are for convenience of reference only and shall not be construed or interpreted as part of the Plan.

5.5 Severability. The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provision and the Plan, except to such extent or in such application, shall not be affected, and each and every provision of the Plan shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

5.6 Gender and Number. As used in this Plan, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so indicates.

Section 6: Restrictive Covenants

6.1 Non-Solicitation. Following his or her Severance Date and for the maximum period as outlined in Attachment A for Basic Severance, regardless of whether the benefit entitlement is based on Basic or Change in Control Severance , Participant agrees that he or she will not directly or indirectly, without the Company’s prior written consent, solicit employees of the Company who worked under Participant’s supervision and with whom Participant had substantial business dealings for the purpose of inducing them to leave their employment with the Company or its affiliates.

6.2 Non-Disparagement. Following his or her Severance Date and for the maximum period as outlined in Attachment A for Basic Severance, regardless of whether the benefit entitlement is based on Basic or Change in Control Severance, Participant agrees to refrain from publicly or privately either directing any disparaging or defamatory remarks regarding the Company or engaging in any form of disparaging or defamatory conduct that disparages the Company, portrays the Company in a negative light, or otherwise impairs the reputation, goodwill or commercial interests of the Company or its affiliates. Participant understands and agrees that this restriction prohibits, among other things, the making of disparaging or defamatory remarks regarding the Company or engaging in any disparaging or defamatory conduct that disparages, portrays in a negative light, or otherwise impairs the reputation, goodwill or commercial interests of the Company to any (1) member of the general public; (2) either customers, vendors or suppliers or potential customers, vendors or suppliers of the Company; (3) current, former or prospective employees of the Company; or (4) member(s) of the press or other media.

6.3 Non-Disclosure and Non-Compete. Participant agrees that in his or her position with the Company that he or she had access to and indeed did review proprietary and confidential information that both was not available to the general public and the Company took reasonable steps to protect from being disseminated to the public. This information included, but was not limited to customer, supplier and vendor information; processes; know-how; trade secrets defined as information including a formula, pattern, compilation, program, device, method, technique, or process that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; other valuable confidential business information or professional information that otherwise does not qualify as trade secrets; pricing; marketing strategies; and all other similar and related information of the Company. Participant further agrees that the Company has a legitimate business interest in protecting substantial relationships with specific prospective or existing customers, vendors, or suppliers; customer or vendor goodwill associated with its business; and extraordinary or specialized training.

a. In light of Participant’s access to this information:

1. Participant furthermore agrees that he will not at any time disclose any of the Company’s proprietary, secret or confidential information to any person or party, directly or indirectly, for a period of five (5) years from his or her Severance Date.

2. Participant furthermore agrees, following his or her Severance Date and for six (6) months thereafter, that he or she will not work, directly or indirectly, alone or with any other person or entity, including Publix, Rouses, Delhaize Group, or Albertsons, in any capacity in the Grocery or Retail Pharmacy Business in any state where the Company does business as of his or her termination date.

6.4 Remedies. In the event of any breach by Participant of the any of the aforementioned restrictive covenants, the resulting injuries to the Company would be difficult or impossible to estimate accurately, but it is certain that injury or damages will result to the business of the Company. As such, the Company shall be entitled to both terminate benefits under this Plan and an injunction to restrain the violation or anticipated violation of those provisions of this Plan. The Company’s rights under this paragraph shall be in addition to every other remedy (equitable, statutory, legal or contractual) to which the Company may be entitled.

Section 7: Amendment and Termination

The Company reserves the right, in its sole discretion, to amend the Plan from time to time or to terminate the Plan, all without prior notice, provided, however, that the Plan may only be terminated under the specific situations prescribed by Internal Revenue Code Section 409A. No representation by anyone can extend the Company’s severance pay policies to provide for severance payments that are not covered by the Plan. Notwithstanding the foregoing, any amendment or termination of the Plan during a Change in Control Period, that negatively impacts any Covered Employee’s benefits or eligibility shall be null and void.

Section 8: Administration

8.1 Claims Procedure. The following procedures shall be applicable for filing a claim for benefits:

a. Any person who believes that he or she is entitled to a benefit under the Plan shall have the right to file with the Plan Administrator a written notice of claim for the benefit. The Plan Administrator shall either grant or deny the claim within thirty (30) days after its receipt of the written notice of claim (or within such other period as may be mutually agreed to by the parties), unless special circumstances require an extension of time of up to an additional sixty (60) days for processing the claim and appropriate notice to the claimant of the extension is given before the end of the initial thirty (30)-day period.

However, any such delay on the part of the Plan Administrator in arriving at a decision shall not adversely affect benefits payable under a granted claim. The failure to pay interest on the value of a Participant’s benefit during the processing of a claim shall not be deemed to be an adverse effect attributable to Plan Administrator delay.

b. If the Plan Administrator denies the claim after receiving the written notice of the claim, the Plan Administrator shall provide written notice to the claimant setting forth:

1. the specific reason for the denial;

2. specific reference to the pertinent Plan provisions on which the denial is based;

3. a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why the material or information is necessary; and

4. an explanation of the Plan’s claim review procedure set forth in Plan Section 8.2.

8.2 Review of Denied Claim. The following procedures shall be applicable for appealing a denied claim:

a. Any person who makes a claim that is denied under Plan Section 8.1 shall have the right to appeal the denial of his or her claim to the Plan Administrator for a full and fair review at any time within sixty (60) days after the claimant receives written notice of the denial. In the event of an appeal, the Plan Administrator shall afford the claimant or his or her duly authorized representative the opportunity:

1. to review documents pertinent to the claim;

2. to submit issues and comments in writing; and

3. to discuss such documents and issues with the Plan Administrator.

b. The final decision of the Plan Administrator shall be made not later than sixty (60) days after its receipt from the claimant of a request for review, unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case a decision shall be made as soon as possible but not later than 120 days after receipt of the request for review and only after appropriate notice to the claimant of the extension is given before the end of the initial sixty (60) day period. The decision shall be made in writing, shall include specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant, shall include specific references to pertinent Plan provisions on which the decision is based, shall state that the claimant is entitled to receive upon request and free of charge, reasonable assistance and copies of all transactions, records and other information relevant to the claim, shall notify the claimant of the right to brief and action under Section 502(a) of ERISA, and shall be final and binding on the claimant. The decision of the Plan Administrator shall be the final review provided by the Plan.

8.3 Prohibition of Discrimination. Any discretionary acts to be taken under the terms and provisions of the Plan by the Plan Administrator or by the Plan Sponsor shall be uniform in their nature and application to all those similarly situated, and no discretionary acts shall be taken that would be discriminatory under any applicable provision of law.

Section 9: General Plan Information

Plan Sponsor:	Winn-Dixie Stores, Inc.
5050 Edgewood Court
Jacksonville, Florida 32254
Telephone: (904) 783-5000

Employer Identification Number:

Plan Number:	589

Type of Plan:	Welfare benefit plan

Plan Year:	The Plan year will be the calendar year.

Plan Administrator:	Winn-Dixie Stores, Inc.
5050 Edgewood Court
Jacksonville, Florida 32254
Telephone: (904) 783-5000

Agent for Service of Legal Process:	Winn-Dixie Stores, Inc.
5050 Edgewood Court
Jacksonville, Florida 32254
Telephone: (904) 783.5000

Sources of Contributions/Funding Medium:	Basic Benefits are funded solely from the general assets of the Plan Sponsor. Change in Control Benefits are funded by a Rabbi Trust.

Attachment A

Attachment A

Element	Basic Severance			Change-in-Control Severance
		Minimum	Maximum		Minimum	Maximum
	SVPs & GVPs	26 Week’s Gross Pay	104 Week’s Gross Pay	SVPs & GVPs	26 Week’s Gross Pay & one-half of an annual Target Bonus	104 Week’s Gross Pay & two times an annual Target Bonus

Severance	Vice Presidents & Regional Vice Presidents	13 Week’s Gross Pay	52 Week’s Gross Pay	Vice Presidents & Regional Vice Presidents	13 Week’s Gross Pay & one-quarter of an annual Target Bonus	52 Week’s Gross Pay & an annual Target Bonus

	Directors & Senior Directors	6 Week’s Gross Pay	26 Week’s Gross Pay	Directors & Senior Directors	6 Week’s Gross Pay	26 Week’s Gross Pay

Health and Dental Premiums	Senior Vice Presidents and Group Vice Presidents Up to 24 months
Vice Presidents & Regional Vice Presidents Up to 12 months
Directors & Senior Directors Up to 6 months

Statement of ERISA Rights

As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants shall be entitled to:

•

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor.

•

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and a copy of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA. If your claim for a welfare benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

IN WITNESS WHEREOF, Winn-Dixie Stores, Inc. has caused the Plan to be executed this      day of                     , 200  .

WINN-DIXIE STORES, INC.

By:
Its:

ATTEST:

By:
Its:

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